Exhibit 99.1

OPNET Announces Results for Second Quarter of Fiscal 2008

Revenue of $25 million

Diluted earnings per share of $0.06

BETHESDA, MD—November 1, 2007—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of solutions for managing networks and applications, today announced that quarterly revenue for the second fiscal quarter, ended September 30, 2007, was $25 million, compared to $23.6 million for the same quarter in the prior fiscal year. Earnings per share on a diluted basis for the second quarter of fiscal 2008 were $0.06, compared to $0.08 for the same quarter in the prior fiscal year.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are pleased to report record revenue for our second fiscal quarter. Our Q2 revenue was driven by a sequential increase in revenue from new software licenses, and record revenue from software license updates, technical support and services, in addition to professional services. We ended the quarter with strong deferred revenue of $22 million and are encouraged by our strong sales pipeline. We are pleased that we achieved record revenue and that our license revenue increased sequentially. However, we are focused on further increasing the contribution of new software license revenue so that we can achieve our operating margin goals.”

Financial Highlights for the Second Quarter of Fiscal 2008:

•

Grew revenue year-over-year 5.8% to $25 million from $23.6 million for the same quarter of fiscal 2007. Revenue for the quarter increased sequentially 7.1% from $23.3 million for the first quarter of fiscal 2008.

•

License revenue decreased year-over-year by 13.8% to $9.6 million from $11.2 million for the same quarter of fiscal 2007. License revenue for the quarter increased sequentially 10.9% from $8.7 million for the first quarter of fiscal 2008.

•	Ended the quarter with deferred revenue of $22 million, flat sequentially from $22 million in the first quarter of fiscal 2008.

•	Gross profit increased year-over-year to $19 million from $18.7 million for the same quarter of fiscal 2007. Gross profit increased sequentially from $17.5 million in the first quarter of fiscal 2008.

•

Operating income decreased year-over-year to $211 thousand from $1.8 million for the same quarter of fiscal 2007. Operating income increased sequentially from a loss of $59 thousand in the first quarter of fiscal 2008.

Marc A. Cohen continued, “In October, we completed a transaction in which we acquired substantially all of the assets of Network Physics, Inc. We are very excited about the synergies that the Network Physics product line brings to our application performance management portfolio. We believe that this acquisition will start contributing to revenue immediately, and that it offers tremendous potential for growth and cross-selling with our existing product line.”

Third Quarter Fiscal Year 2008 Financial Outlook

OPNET currently expects fiscal 2008 third quarter revenue to be between $25 million and $27 million, and earnings per share to be between negative $0.09 and negative $0.02. These estimates represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

OPNET will hold an investor conference call on Thursday, November 1, 2007 at 5:00 pm EDT to review financial results for the second quarter of fiscal 2008.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or

•

Use the webcast at www.opnet.com, or at www.investorcalendar.com (click on OPNT under “VCalls by Date”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•

Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 286, conference ID # 258223. The replay will be available from 7:00 pm Eastern Time November 1st through 11:59 pm Eastern Time November 8th.

•	The webcast will be available at www.opnet.com or at www.investorcalendar.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements, including comments concerning expected revenue for the third quarter of fiscal 2008, are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Mel Wesley
OPNET Technologies, Inc.	OPNET Technologies, Inc.
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
www.opnet.com	www.opnet.com

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Revenue:
New software licenses	$9,637	$11,183	$18,326	$21,509
Software license updates, technical support, and services	8,493	6,983	16,684	13,437
Professional services	6,861	5,451	13,313	11,303

Total revenue	24,991	23,617	48,323	46,249

Cost of revenue:
New software licenses	153	195	363	321
Software license updates, technical support, and services	1,071	761	2,239	1,468
Professional services	4,576	3,782	8,892	7,523
Amortization of acquired technology	165	186	329	377

Total cost of revenue	5,965	4,924	11,823	9,689

Gross profit	19,026	18,693	36,500	36,560

Operating expenses:
Research and development	6,618	5,373	12,803	10,589
Sales and marketing	9,468	8,904	18,115	16,967
General and administrative	2,729	2,620	5,430	5,388

Total operating expenses	18,815	16,897	36,348	32,944

Income from operations	211	1,796	152	3,616
Interest and other income, net	1,036	988	2,051	1,891

Income before provision for income taxes	1,247	2,784	2,203	5,507
(Benefit) provision for income taxes	(54)	1,057	255	2,144

Net income	$1,301	$1,727	$1,948	$3,363

Basic net income per common share	$0.06	$0.09	$0.10	$0.17

Diluted net income per common share	$0.06	$0.08	$0.09	$0.16

Basic weighted average common shares outstanding	20,409	20,266	20,446	20,228

Diluted weighted average common shares outstanding	20,926	21,019	20,993	20,920

OPNET TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	September 30, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$37,560	$34,766
Marketable securities	55,670	56,615
Accounts receivable	17,726	21,604
Unbilled accounts receivable	4,654	3,696
Deferred income taxes, prepaid expenses and other current assets	3,934	4,366

Total current assets	119,544	121,047
Property and equipment, net	9,631	8,745
Intangible assets, net	570	899
Goodwill	14,639	14,639
Deferred income taxes and other assets	2,586	2,328

Total assets	$146,970	$147,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$135	$276
Accrued liabilities	8,168	8,321
Other income taxes	561	458
Deferred rent	279	210
Deferred revenue	20,589	22,414

Total current liabilities	29,732	31,679

Accrued liabilities	115	259
Deferred rent	1,858	1,956
Deferred revenue	1,437	893
Other income taxes	621	—

Total liabilities	33,763	34,787

Stockholders’ equity:
Common stock	27	27
Additional paid-in capital	88,350	86,881
Retained earnings	36,253	34,815
Accumulated other comprehensive income	455	394
Treasury stock, at cost	(11,878)	(9,246)

Total stockholders’ equity	113,207	112,871

Total liabilities and stockholders’ equity	$146,970	$147,658

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